UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  07/08/2005

Wells Real Estate Investment Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-25739

MD	58-2328421
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of Principal Executive Offices, Including Zip Code)

770-449-7800
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

Status of the Share Redemption Program

The share redemption program of Wells Real Estate Investment Trust, Inc. (the "Registrant"), allows for the redemption of up to 5.0% of the weighted-average number of shares outstanding during the prior calendar year but in no event shall the aggregate amount of redemptions exceed the aggregrate proceeds received from the sale of shares pursuant to the Registrant's dividend reinvestment plan. For the year ended December 31, 2005, the 5.0% allowance equates to approximately 23.3 million shares being available for redemption. In addition, up to 15% of funds available for redemption has been reserved for redemptions upon death and required minimum distribution requirements as set forth under Sections 401(a)(9), 403(b)(10), 408(a)(6), 408(b)(3), and 408(A)(c)(5) of the Internal Revenue Code. From January 1, 2005 through June 30, 2005, we had redeemed approximately 21.4 million shares of common stock at an aggregate cost of approximately $202.4 million.

As of June 30, 2005, the only remaining shares available for redemption under the Registrant's share redemption program for the calendar year 2005 are for repurchase upon the death of a stockholder and required minimum distributions, as described above. Accordingly, the Registrant will be unable to honor any additional ordinary redemption requests this year, except for redemption requests relating to the death of a stockholder and required minimum distributions. Subsequent redemption requests made in 2005 will not be eligible for redemption until the first quarter of 2006, subject to the board of the Registrant's ability to modify the terms of or terminate our share redemption program with 30 days' notice at any time in its discretion.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Wells Real Estate Investment Trust, Inc.

Date: July 08, 2005.	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President